Exhibit 99.1

C1 Bank Announces Director Departure

ST. PETERSBURG, Fla., Sept. 11, 2015 -- Katie Pemble has submitted her resignation from C1 Bank and from the boards of the bank and C1 Financial, the bank's holding company, effective immediately.

"Since joining the bank in 2010, Katie has served in a number of important roles, most recently as Florida Market President where she was an important voice for C1 Bank in the community," said Trevor Burgess, C1 Bank President & CEO. "Please join me in thanking Katie for the contributions she has made to C1 Bank."

About C1 Bank: C1 Bank is a bank by entrepreneurs for entrepreneurs that serves thousands of sophisticated savers and borrowers from 32 locations across Florida and online at www.C1Bank.com. C1 Bank was ranked the sixth fastest-growing bank in the United States from 2009 to 2014, as having the "Coolest Office Space," and ranked in the 2014 Inc. 5000. C1 Bank President & CEO, Trevor Burgess, won Ernst & Young Entrepreneur Of The Year® 2013 in Florida in the Financial Services category and in 2014 was named American Banker's Community Banker of the Year. C1 Bank is a leader in business loans, SBA loan programs, portfolio residential mortgages, association and treasury services, and a wide suite of checking and savings depository products. C1 Bank is the Official Bank of the Tampa Bay Buccaneers, the Tampa Bay Rowdies, The Outback Bowl, and a Corporate Partner of the Miami HEAT. On August 14, 2014, C1 Financial, Inc., the parent of C1 Bank, became a publicly traded company on the New York Stock Exchange under the ticker symbol "BNK".